SHARE PURCHASE AGREEMENT

                                   dated as of

                                January 12, 2001

                                     between

                          COLLINS & AIKMAN CORPORATION

                                       and

                       HEARTLAND INDUSTRIAL PARTNERS, L.P.

                                TABLE OF CONTENTS


                                                                            Page

                                    ARTICLE 1

                                   DEFINITIONS

SECTION 1.01.  Definitions....................................................2

                                    ARTICLE 2

                           PURCHASE AND SALE; CLOSING

SECTION 2.01.  Purchase and Sale of the Primary Shares.......................10
SECTION 2.02.  Closing.......................................................10

                                    ARTICLE 3

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 3.01.  Corporate Existence and Power.................................11
SECTION 3.02.  Corporate Authorization; Opinion of Financial Advisor.........11
SECTION 3.03.  Governmental Authorization....................................12
SECTION 3.04.  Non-contravention.............................................12
SECTION 3.05.  Capitalization; Reservation of Shares.........................13
SECTION 3.06.  Subsidiaries; Equity Investments..............................13
SECTION 3.07.  SEC Filings...................................................14
SECTION 3.08.  Financial Statements..........................................14
SECTION 3.09.  No Undisclosed Material Liabilities...........................15
SECTION 3.10.  Disclosure Documents..........................................15
SECTION 3.11.  Absence of Certain Changes....................................15
SECTION 3.12.  Compliance with Laws and Court Orders.........................17
SECTION 3.13.  Litigation....................................................17
SECTION 3.14.  Finders' Fees.................................................17
SECTION 3.15.  Taxes.........................................................17
SECTION 3.16.  Employee Benefit Plans........................................18
SECTION 3.17.  Environmental Matters.........................................20
SECTION 3.18.  Antitakeover Statutes.........................................21
SECTION 3.19.  Private Offering..............................................21
SECTION 3.20.  Existing Investor Agreements..................................21
SECTION 3.21.  Disclaimer of Other Representations and Warranties............22

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                                                                            Page

                                    ARTICLE 4

               REPRESENTATIONS AND WARRANTIES OF THE NEW INVESTOR

SECTION 4.01.   Existence and Power..........................................22
SECTION 4.02.   Authorization................................................22
SECTION 4.03.   Governmental Authorization...................................22
SECTION 4.04.   Non-contravention............................................23
SECTION 4.05.   Purchase for Investment......................................23
SECTION 4.06.   Restrictions on Transfer.....................................23
SECTION 4.07.   Sophistication; Access to Information........................24
SECTION 4.08.   Disclosure Documents.........................................24
SECTION 4.09.   Finders' Fees................................................24
SECTION 4.10.   Section 203..................................................24
SECTION 4.11.   Financing....................................................25
SECTION 4.12.   Disclaimer of Other Representations and Warranties...........25

                                    ARTICLE 5

                            COVENANTS OF THE COMPANY

SECTION 5.01.  Conduct of the Company........................................25
SECTION 5.02.  Access to Information.........................................27
SECTION 5.03.  Shareholder Meeting; Proxy Material; Debt Consents............27
SECTION 5.04.  No Solicitation...............................................28
SECTION 5.05.  Reports.......................................................29
SECTION 5.06.  Further Assurances............................................29
SECTION 5.07.  Stock Exchange Listing........................................30

                                    ARTICLE 6

                  COVENANTS OF THE NEW INVESTOR AND THE COMPANY

SECTION 6.01.  Commercially Reasonable Efforts...............................30
SECTION 6.02.  Certain Filings...............................................31
SECTION 6.03.  Public Announcements..........................................31
SECTION 6.04.  Notices of Certain Events.....................................31
SECTION 6.05.  Confidentiality...............................................32
SECTION 6.06.  Consummation of Agreement.....................................32

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                                                                            Page

                                    ARTICLE 7

                         CONDITIONS TO THE TRANSACTIONS

SECTION 7.01.  Conditions to the Obligations of Each Party...................33
SECTION 7.02.  Conditions to the Obligations of the New Investor.............34
SECTION 7.03.  Conditions to the Obligations of the Company..................35

                                    ARTICLE 8

                                   TERMINATION

SECTION 8.01.  Termination...................................................37
SECTION 8.02.  Effect of Termination.........................................38

                                    ARTICLE 9

                                  MISCELLANEOUS

SECTION 9.01.  Notices.......................................................39
SECTION 9.02.  Survival of Representations and Warranties....................40
SECTION 9.03.  Amendments; No Waivers........................................40
SECTION 9.04.  Expenses......................................................41
SECTION 9.05.  Successors and Assigns........................................41
SECTION 9.06.  Governing Law.................................................41
SECTION 9.07.  Jurisdiction..................................................41
SECTION 9.08.  Waiver of Jury Trial..........................................42
SECTION 9.09.  Counterparts; Effectiveness; Third Parties....................42
SECTION 9.10.  Entire Agreement..............................................42
SECTION 9.11.  Captions......................................................42
SECTION 9.12.  Severability..................................................42
SECTION 9.13.  Specific Performance..........................................42


ANNEXES

Annex A - Terms of Non-Voting Convertible Preferred Stock
Annex B - Form of Profit Participation Agreement
Annex C - Form of New Charter
Annex D - Form of New Registration Rights Agreement
Annex E - Form of New Master Shareholder Agreement
Annex F - Form of Secondary Share Purchase Agreement

                            SHARE PURCHASE AGREEMENT


     SHARE PURCHASE AGREEMENT (this "Agreement") dated as of January 12, 2001 between Collins & Aikman Corporation, a Delaware corporation (the "Company") and Heartland Industrial Partners, L.P., a Delaware limited partnership ("Heartland" or the "New Investor").

                              W I T N E S S E T H :

     WHEREAS, the New Investor seeks to acquire from the Company (x) 8,600,000 shares (the "Treasury Shares") of Common Stock, par value $0.01 per share (the "Common Stock"), of the Company and (y) 1,000,000 shares of Non-Voting Convertible Preferred Stock, par value $0.01 per share (the "Convertible Preferred Shares"), of the Company, having the terms set forth in Annex A, convertible into an aggregate of 16,400,000 shares of Common Stock (the "Converted Shares") upon the occurrence of the Charter Amendment Effective Date (as defined below);

     WHEREAS, the board of directors of the Company (the "Board of Directors")
(i) has approved the sale of the Treasury Shares and the Convertible Preferred Shares (together, the "Primary Shares") to the New Investor, (ii) has determined that the sale of the Primary Shares to the New Investor is advisable and in the best interests of the holders of the Company's capital stock (the "Company Shareholders"), and (iii) has approved and recommended the approval of this Agreement; and

     WHEREAS, simultaneously with the execution of this Agreement, the New Investor will enter into an agreement dated as of the date hereof (the "Secondary Share Purchase Agreement") to purchase 27,000,000 shares of Common Stock from each of Blackstone Capital Company II, L.L.C., Blackstone Capital Partners L.P., Blackstone Advisory Directors Partnership, L.P., Blackstone Family Investment Partnership I L.P. (collectively "Blackstone") and Wasserstein/C&A Holdings, L.L.C. ("Wasserstein" and together with Blackstone, the "Sellers").

                  NOW, THEREFORE, in consideration of the foregoing and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the parties hereto hereby agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS


     SECTION 1.01. Definitions. (a) The following terms, as used herein, have the following meanings:

     "Acquisition Proposal" means any offer or proposal for, or any indication of interest in, (i) any acquisition or purchase of 10% or more of the consolidated assets of the Company and its Subsidiaries, (ii) any acquisition or purchase of an equity interest in the Company representing in excess of 10% of the power to vote for the election of a majority of the directors of the Company, or any tender offer or exchange offer for equity securities of the Company as a result of which the offeror would hold such an equity interest in the Company or (iii) any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving the Company, or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 30% of the consolidated assets of the Company and its Subsidiaries, in each case other than the transactions contemplated by this Agreement.

     "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

     "Antitrust Laws" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

     "Bank Amendments" means (1) the waiver of any event of default caused by or resulting from the transactions contemplated hereby and by the Secondary Share Purchase Agreement, including, without limitation, any event of default arising from a change of control, (2) the amendment of the definitions of "Change in Control" and "Designated Person" in the Credit Agreement, the Receivables Agreement and the Master Lease Agreement to provide for the control and beneficial ownership of capital stock by the New Investor and its Affiliates contemplated to occur as a result of the transaction contemplated hereby and by the Secondary Share Purchase Agreement without any breach or default thereunder, and (3) such other changes as may be requested by the New Investor that are reasonably acceptable to the Credit Agreement Parties (other than the Company and its affiliates).

     "Benefit Plan" means any Plan, other than a Multiemployer Plan or a Foreign Plan, existing at the Closing Date established or to which contributions have at any time been made by the Company or any Subsidiary thereof, or any predecessor of the Company or any Subsidiary thereof, or with respect to which the Company or any Subsidiary is a party, under which any employee, former employee or director of the Company or any Subsidiary thereof, or any beneficiary thereof, is covered, is eligible for coverage or has benefit rights in respect of service to the Company or any Subsidiary thereof and any other Plan with respect to which the Company or any Subsidiary has liability.

     "Business Day" means a day other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

     "Charter Amendment Effective Date" means the earliest date on which each of the following events has occurred:

          (a) approval by the Company Shareholders of the Shareholder Matters;

          (b) filing and effectiveness of the New Charter with the Secretary of State of the State of Delaware;

          (c) increase in the size of the Board of Directors to 11 and appointment of designees of Heartland to the two added seats and, if the Board of Directors appoints a third director meeting the independence requirements of the New York Stock Exchange, increase in the size of the Board of Directors to 13 and appointment of a designee of Heartland to a third additional seat.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Company Balance Sheet" means the unaudited consolidated balance sheet of the Company as of September 30, 2000 and the notes thereto set forth in the Company's quarterly report on Form 10-Q for the period ending on that date.

     "Company Balance Sheet Date" means September 30, 2000.

     "Company 10-K" means the Company's annual report on Form 10-K for the fiscal year ended December 25, 1999.

     "Consent Costs" means the direct and indirect financial cost (whether through the payment of consent, waiver or other fees, the reimbursement of out-of-pocket costs and expenses of any person or any change in financial terms of the Indenture or the Credit Agreement, as applicable) to the New Investor or its Affiliates or the Company or any of its subsidiaries incurred or payable in connection with obtaining requisite approval of the Indenture Amendments and the Bank Amendments, as applicable; provided that Consent Costs shall not include
(1) the reasonable fees and expenses of any dealer manager/solicitation agent for the consent solicitation in respect of the Indenture Amendments, (2) reimbursement of the reason-able out-of-pocket expenses of the Credit Agreement Parties (other than the Company and its affiliates) payable pursuant to the terms of the Credit Agreement, as in effect on the date hereof, (3) the reimbursement of the reasonable out-of-pocket expenses of the Trustee incurred in connection with the Indenture Amendments, (4) the payment of reasonable fees and expenses of the New Investor in connection with the transactions contemplated hereby or by the Secondary Share Purchase Agreement and (5) the payment of reasonable fees and expenses for counsel to the Company, the Special Committee of the Company, Blackstone and Wasserstein in connection with the transactions contemplated hereby or by the Secondary Share Purchase Agreement.

     "Credit Agreement" means the Credit Agreement dated as of May 28, 1998 among the Credit Agreement Parties, as amended and modified by the waivers, amendments and supplement thereto dated as of October 27, 1998, December 22, 1998, March 8, 1999 and May 12, 1999.

     "Credit Agreement Parties" means collectively (1) Collins & Aikman Products Co., Collins & Aikman Canada Inc. and Collins & Aikman Plastics, Ltd., as Borrowers, (2) the Company, as Guarantor, (3) Bank of America National Trust and Savings Association, as Documentation Agent, (4) The Chase Manhattan Bank, as Administrative Agent, and The Chase Manhattan Bank, as Canadian Administrative Agent, and (5) the Lenders (as defined under the Credit Agreement) necessary for the Bank Amendments to be approved and effective under the terms of the Credit Agreement.

     "Environmental Claim" means any notice, claim, demand or other communication alleging liability for cost, cleanup, response, corrective action or other costs, or damages to natural resources or other property, personal injuries, fines or penalties arising out of or resulting from (i) the presence, Release or threatened Release in or into the environment of Hazardous Material at any location or (ii) any violation of Environmental Law, and includes, without limitation, any claim seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence of Hazardous Material or arising from alleged injury or threat of injury to health, safety or the environment.

     "Environmental Laws" means any law, statute, ordinance, regulation, rule, decree, order, judgment, consent order, consent decree or other binding requirement and the common law relating to protection of public health or the environment, the Release or threatened Release of Hazardous Material, natural resources damages, or occupational safety and health.

     "Environmental Permits" means any permit, license, approval, consent or other authorization required by a federal, state, local or foreign government or regulatory entity pursuant to Environmental Law.

     "ERISA" means the Employee Retirement Income Security Act of 1974.

     "ERISA Affiliate" of any entity means any other Person that, together with such Person, would be treated as a single employer under Section 414 of the Code.

     "Existing Investor Agreements" means each of the following: (a) the Amended and Restated Stockholders Agreement dated as of June 29, 1994, among Blackstone Capital Partners L.P., Wasserstein Perella Partners, L.P., the Company and Collins & Aikman Group, Inc.; (b) the Voting Agreement dated as of June 29, 1994, among Blackstone Capital Partners L.P. and Wasserstein Perella Partners, L.P.; and (c) any agreements providing for the payment of monitoring fees by the Company to Blackstone, Wasserstein or any of their affiliates.

     "Governmental Authority" means any federal, state or local government or any court, administrative agency or commission or other governmental or regulatory agency, authority or official, whether domestic, foreign or supranational.

     "Hazardous Material" means any material, substance, waste, constituent, compound, pollutant or contaminant including, without limitation, petroleum (including, without limitation, crude oil or any fraction thereof or any petroleum product) subject to regulation or which can give rise to liability under Environmental Law.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

     "Indebtedness" means, of any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all leases the obligations of such Person in respect of which are required in accordance with GAAP to be capitalized, (d) all obligations of such Person in respect of acceptances issued or created for the account of such Person, and (e) all indebtedness or obligations of the types referred to in the preceding clauses (a) through (d) secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.

     "Indenture" means the Indenture dated as of June 1, 1996, as amended by the first supplemental indenture thereto dated as of June 1, 1996 (the "First Supplemental Indenture"), among the Indenture Parties.

     "Indenture Amendments" means an amendment to the definition of "Permitted Holder" in Section 5.14 of the First Supplemental Indenture to add the New Investor and its affiliates and such related changes so that the transactions contemplated hereby and by the Secondary Share Purchase Agreement do not cause a "change in control" under such First Supplemental Indenture.

     "Indenture Parties" means collectively Collins & Aikman Products Co. as issuer, the Company as Guarantor, and First Union National Bank of North Carolina as Trustee.

     "knowledge" of the Company or the "Company's knowledge" or "known by the Company" means the actual knowledge of the executive officers of the Company.

     "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such property or asset.

     "Master Lease Agreement" means the Master Equipment Lease Agreement dated as of September 30, 1994, between NationsBanc Leasing Corporation of North Carolina and Collins & Aikman Products Co.

     "Material Adverse Effect" means an event, circumstance or condition which is reasonably likely to result in either (a) a material adverse effect on the condition (financial or otherwise), business or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) an effect which is materially adverse to the ability of the Company to consummate the Transactions; provided that with respect to subclause (a) of this definition, any such effect resulting or arising from (i) the triggering of change of control provisions of the agreements governing the Indebtedness of the Company and its Subsidiaries resulting from the transactions contemplated by this Agreement, (ii) changes in circumstances or conditions affecting the industry in which the Company and its Subsidiaries operate, (iii) changes in general economic, regulatory or political conditions or in financial markets in the United States or Europe or (iv) changes in GAAP shall not be considered a Material Adverse Effect, and with respect to subclause (b) of this definition, any such effect resulting from subclause (ii), (iii) or (iv) above shall not be considered a Material Adverse Effect.

     "Multiemployer Plan" means a multiemployer plan within the meaning of
Section 4001(a)(3) of ERISA with respect to which the Company has an obligation to contribute or has or could have withdrawal liability under Section 4201 of ERISA other than a Foreign Plan.

     "New Charter" means the amended and restated Certificate of Incorporation of the Company in the form attached hereto as Annex C.

     "New Master Shareholder Agreement" means the shareholder agreement to be entered into on or prior to the Closing Date by and among the Company, the New Investor and the Sellers pursuant hereto and to the Secondary Share Purchase Agreement in the form attached hereto as Annex E with such changes as are necessary to accommodate the co-investors of Heartland that are reasonably acceptable to the Company.

     "New Registration Rights Agreement" means the registration rights agreement to be entered into on or prior to the Closing Date by and among the Company, the New Investor and the Sellers pursuant hereto and to the Secondary Share Purchase Agreement in the form attached hereto as Annex D with such changes as are necessary to accommodate the co-investors of Heartland that are reasonably acceptable to the Company.

     "1934 Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     "1933 Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     "Option Plans" means, collectively, the 1993 Employee Stock Option Plan, as amended and restated; the 1994 Employee Stock Option Plan, as amended to date; the 1994 Directors Stock Option Plan, as amended and restated; and the 2000 Employee Stock Option Plan.

     "PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

     "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

     "Plan" means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen's compensation or other insurance, severance, separation, other employee benefit, employment, consulting or change of control agreement, plan, practice, policy or arrangement of any kind, whether written or oral, or whether for the benefit of a single individual or more than one individual, including, without limitation, any "employee benefit plan" within the meaning of Section 3(3) of ERISA (whether or not subject thereto).

     "Profit Participation Agreement" means the profit participation agreement to be entered into on or prior to the Closing Date by and among the Company, the New Investor and the Sellers pursuant hereto and to the Secondary Share Purchase Agreement substantially in the form attached hereto as Annex B.

     "Receivables Agreement" means the Receivables Transfer Agreement dated as of December 27, 1999, among Carcorp, Inc. as Transferor, Collins & Aikman Products Co.

as Guarantor and as Collection Agent, Park Avenue Receivables Corporation and Redwood Receivables Corporation as Initial Purchasers, the several financial institutions party thereto from time to time as Liquidity Banks, the several agent banks party thereto from time to time as Funding Agents and The Chase Manhattan Bank, as Administrative Agent.

     "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating.

     "SEC" means the Securities and Exchange Commission.

     "Shareholder Matters" means the following matters requiring the approval of holders of the Common Stock:

     (a) the issuance by the Company of the Converted Shares to the New Investor; and

     (b) the amendment and restatement of the Certificate of Incorporation of the Company effecting the changes set forth in Annex C.

     "Subsidiary" means, with respect to any Person, any corporation, partnership, association, limited liability company or other organization, whether incorporated or unincorporated, of which the securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions with respect to such corporation, partnership, association, limited liability company or other organization are at any time directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

     "Third Party" means any Person as defined in Section 13(d) of the 1934 Act, other than the New Investor or any of its Affiliates.

     "Transaction Documents" means this Agreement, the Secondary Share Purchase Agreement, the New Charter, the New Monitoring Agreement, the New Registration Rights Agreement, the New Master Shareholder Agreement and the Profit Participation Agreement.

     Any reference in this Agreement to a statute shall be to such statute as amended from time to time and to the rules and regulations promulgated thereunder.

     (a) Each of the following terms is defined in the Section set forth opposite such term:

     Term                                                            Section

     Agreement..................................................      Recitals
     Blackstone.................................................      Recitals
     Board of Directors.........................................      Recitals
     Closing....................................................        2.02
     Closing Date...............................................        2.02
     Common Stock...............................................      Recitals
     Company....................................................      Recitals
     Company Proxy Statement....................................        3.10
     Company Representatives....................................        5.02
     Company SEC Documents......................................        3.07(a)
     Company Securities.........................................        3.05(b)
     Company Shareholder Meeting................................        5.03(a)
     Company Shareholders.......................................      Recitals
     Company Subsidiary Securities..............................        3.06(b)
     Confidentiality Agreement..................................        5.02
     Contingent Payment.........................................        2.01
     Converted Shares...........................................      Recitals
     Convertible Preferred Shares...............................      Recitals
     Disclosure Schedule........................................      Article 3
     DOJ........................................................        6.01(b)
     End Date...................................................        8.01(b)
     Foreign Plan...............................................        3.16(c)
     FTC........................................................        6.01(b)
     GAAP.......................................................        3.08
     Heartland..................................................      Recitals
     Initial Purchase Price.....................................        2.01
     IRS........................................................        3.15
     New Investor Representatives...............................        5.02
     New Investor...............................................      Recitals
     New Monitoring Agreement...................................        7.01(f)
     Preferred Stock............................................        3.05(a)
     Primary Shares.............................................      Recitals
     Purchase Price.............................................        2.01
     Secondary Share Purchase Agreement.........................      Recitals
     Sellers....................................................      Recitals
     Tax Return.................................................        3.15
     Taxes......................................................        3.15
     Taxing Authority...........................................        3.15
     Transactions...............................................        3.02(a)
     Transaction Fee............................................        7.02(h)

     Term                                                            Section

     Treasury Shares............................................      Recitals
     Wasserstein................................................      Recitals


                                    ARTICLE 2

                           PURCHASE AND SALE; CLOSING


     SECTION 2.01. Purchase and Sale of the Primary Shares. On the terms and subject to the conditions of this Agreement, the Company shall sell, transfer and deliver to the New Investor, and the New Investor shall purchase from the Company, the Primary Shares for a purchase price of (a) (i) $5.00 per Treasury Share, plus (ii) $82.00 per Convertible Preferred Share, for an aggregate initial purchase price of $125.0 million (the "Initial Purchase Price"), payable in cash and (b) a participating interest in profits realized on the Primary Shares by the New Investor on the terms and conditions set forth in Annex B (the "Contingent Payment" and, together with the Initial Purchase Price, the "Purchase Price").

     SECTION 2.02. Closing. The closing (the "Closing") of the sale of the Primary Shares shall be held at the offices of Simpson Thacher & Bartlett within three Business Days of satisfaction of the conditions set forth in Article 7 (other than such conditions that by their nature may only be satisfied at the Closing) or at a date and time to be mutually agreed upon by the parties (the "Closing Date"). At the Closing, (i) the New Investor shall deliver to the Company, by wire transfer to a bank account designated in writing by the Company, immediately available funds in the amount of the Initial Purchase Price, and (ii) the Company shall deliver to the New Investor certificates representing the Primary Shares registered in its name.


                                    ARTICLE 3

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY


     The Company represents and warrants to the New Investor that, except as set forth in the corresponding section or subsection of the disclosure schedule (the "Disclosure Schedule") delivered by the Company to the New Investor immediately prior to the execution of this Agreement:

     SECTION 3.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have, individually or in the aggregate, a Material Adverse Effect. The Company has heretofore delivered to the New Investor true and complete copies of the certificate of incorporation and by-laws of the Company as currently in effect.

     SECTION 3.02. Corporate Authorization; Opinion of Financial Advisor. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the sale of the Primary Shares and the other transactions contemplated hereby and (unless the context otherwise requires) by the Secondary Share Purchase Agreement (the "Transactions") to be performed by the Company are within the Company's corporate powers and, except for the required approval of the Company Shareholders in connection with the consummation of the sale of the Primary Shares and the other Shareholder Matters, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative votes of the holders of a majority of the shares of Common Stock voting (provided that a majority of the outstanding shares vote) with respect to the matters referred to in clause (a) of the definition of Shareholder Matters and of the holders of two-thirds of the Company's outstanding Common Stock with respect to the matters referred to in clause (b) of such definition are the only votes of the holders of the Company's capital stock necessary in connection with the consummation of the Transactions. This Agreement constitutes a valid and binding agreement of the Company.

     (b) At a meeting duly called and held, the Special Committee of the Board of Directors unanimously approved the Transactions and this Agreement and the other Transaction Documents, determined that it is advisable and in the best interests of Company Shareholders to consummate the sale of the Primary Shares and the other Transactions, including, without limitation, approval of the New Charter and the Transaction Fee, and resolved to recommend approval of the Shareholder Matters by Company Shareholders, and determined that it is advisable and in the best interests of Company Shareholders to consummate the Transactions.

     (c) At a meeting duly called and held, the Board of Directors unanimously (with one director absent) approved the Transactions and this Agreement and the other Trans-action Documents, determined that it is advisable and in the best interests of Company Shareholders to consummate the sale of the Primary Shares and the other Transactions, including without limitation approval of the New Charter, the New Monitoring Agreement and the Transaction Fee, and resolved to recommend approval of the Shareholder Matters by the Company Shareholders, and determined that it is advisable and in the best interests of the Company Shareholders to consummate the Transactions.

     SECTION 3.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions require no action by or in respect of, or filing with, or notification or reporting to, any Governmental Authority, other than (i) compliance with any applicable requirements of the HSR Act and of the Antitrust Laws of the foreign jurisdictions set forth on Section 3.03 of the Disclosure Schedule, (ii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities laws, whether state or foreign,
(iii) the filing with the Delaware Secretary of State of the Certificate of Designation governing the Convertible Preferred Shares and a certificate of amendment to the Company's certificate of incorporation and (iv) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     SECTION 3.04. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions do not and will not (i) contravene, conflict with or result in any violation or breach of any provision of the certificate of incorporation or by-laws of the Company,
(ii) assuming compliance with the matters referred to in Section 3.03, contravene, conflict with or result in a violation or breach of any provision of any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree, (iii) assuming compliance with the matters referred to in
Section 5.03, require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except for such contraventions, conflicts and violations referred to in clause
(ii) and for such failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (iii) and (iv) that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has not adopted and will not adopt an interpretation of the effect of the consumma-tion of the Transactions on the Option Plans or on the change of control agreements to which the Company is a party as in effect on the date hereof.

     SECTION 3.05. Capitalization; Reservation of Shares. (a) The authorized capital stock of the Company consists of 150,000,000 shares of Common Stock and 16,000,000 shares, par value $0.01 per share, of preferred stock (the "Preferred Stock"). As of the close of business on December 31, 2000, (i) 61,879,272 shares of Common Stock were issued and outstanding, (ii) no shares of Preferred Stock were issued and outstanding and (iii) 8,783,079 shares of Common Stock were held by the Company in its treasury. All outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. The shares of Common Stock issuable upon conversion of the Convertible Preferred Shares have been duly authorized and validly reserved for issuance and, when issued and delivered in accordance with the provisions of the Certificate of Designation governing the terms of the Convertible Preferred Shares, will be fully paid and nonassessable.

     (b) Other than vested and unvested options of directors, officers and employees for 4,344,432 shares of Common Stock, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or (iv) stock appreciation, phantom stock or similar rights with respect to the Company (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as the "Company Securities"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities.

     SECTION 3.06. Subsidiaries; Equity Investments. (a) Each Subsidiary of the Company is a corporation duly incorporated (or other organization duly formed), validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all corporate or organizational powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign corporation or other organization and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     (b) All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company (other than director qualifying shares) is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). All of the outstanding shares of capital stock of each Subsidiary of the Company have been validly issued and are fully paid and nonassessable. There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any such Subsidiary or the Company or (ii) options or other rights to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Subsidiary of the Company (the items in clauses (i) and (ii) being referred to collectively as the "Company Subsidiary Securities"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

     SECTION 3.07. SEC Filings. (a) The Company has delivered or made available to the New Investor (i) the Company's annual reports on Form 10-K for its fiscal years ended December 25, 1999, (ii) its quarterly report on Form 10-Q for its fiscal quarter ended September 30, 2000, (iii) its proxy statements relating to meetings of the Company Shareholders held since December 25, 1999, and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since December 25, 1999 (the documents referred to in this Section 3.07(a), collectively, the "Company SEC Documents").

     (b) As of its filing date, each Company SEC Document complied as to form in all material respects with the applicable requirements of the 1934 Act.

     (c) As of its filing date, each Company SEC Document did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     SECTION 3.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents fairly present, in conformity with United States generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments and the absence of notes in the case of any unaudited interim financial statements).

     SECTION 3.09. No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

          (a) liabilities or obligations disclosed or provided for in the Company Balance Sheet and the footnotes to the audited consolidated financial statements included in the Company 10-K;

          (b) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or

          (c) liabilities or obligations under or contemplated by this Agreement.

     SECTION 3.10. Disclosure Documents. The proxy statement of the Company to be filed with the SEC in connection with the Shareholder Matters (the "Company Proxy Statement") and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the 1934 Act. At the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to Company Shareholders, and at the time the Company Shareholders vote on the Shareholder Matters, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.10 will not apply to statements or omissions included in the Company Proxy Statement based upon information furnished to the Company by or on behalf of the New Investor for use therein.

     SECTION 3.11. Absence of Certain Changes. From the Company Balance Sheet Date to the date of this Agreement, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been:

          (a) any event, occurrence or development that has had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

          (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries (other than ordinary course open market purchases);

          (c) any amendment of any material term of any outstanding security of the Company or any of its Subsidiaries;

          (d) any incurrence, assumption or guarantee by the Company or any of its Subsidiaries of any indebtedness in excess of $5.0 million, individually or in the aggregate, other than (i) under the Credit Agreement in the ordinary course of business consistent with past practices to fund general corporate purposes, (ii) between the Company and its Subsidiaries or between two or more of the Company's Subsidiaries or (iii) trade payables in the ordinary course of business;

          (e) any creation or other incurrence by the Company or any of its Subsidiaries of any Lien on any asset that is material to the Company and its Subsidiaries, taken as a whole, other than in the ordinary course of business consistent with past practices;

          (f) any making of any material loan, advance or capital contribution to or investment in any Person other than loans, advances or capital contributions to or investments in its wholly-owned Subsidiaries or by its wholly-owned Subsidiaries to or in the Company or other Subsidiaries of the Company;

          (g) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

          (h) any change in any method of accounting, method of tax accounting or accounting principles or practice by the Company or any of its Subsidiaries, except for any such change required by reason of a concurrent change in GAAP, Regulation S-X under the 1934 Act or other applicable law or regulation; or

          (i) any adoption or amendment in any respect of any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, pension, retirement, employment or other employee benefit agreement, trust, plan or other arrangement for the benefit or welfare of any director or executive officer of the Company or increase in any manner of the compensation or fringe benefits of any director or executive officer of the Company (other than in the ordinary course of business consistent with past practices or as required by agreements as in effect on the date hereof) or payment of any benefit not required by any existing agreement or placement of any assets in any trust for the benefit of any director or executive officer of the Company not required by any existing agreement.

     SECTION 3.12. Compliance with Laws and Court Orders. The Company and each of its Subsidiaries are, and, since January 1, 2000, have been, in compliance with any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     SECTION 3.13. Litigation. There is no action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries or any of their respective properties before any court or arbitrator, or before or by any Governmental Authority, except for those that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     SECTION 3.14. Finders' Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the Transactions.

     SECTION 3.15. Taxes. (a) Each of the Company and its Subsidiaries has timely filed (or has had timely filed on its behalf), taking into account any extension of time within which to file, all material Tax Returns required to be filed by it and all such Tax Returns are true and complete in all material respects.

     (b) Each of the Company and its Subsidiaries has paid (or has had paid on its behalf), or, where payment is not yet due, has established in accordance with GAAP an adequate accrual for the payment of, all Taxes imposed on it or on its assets or activities (whether or not shown on such Tax Returns).

     (c) There are no material Liens or encumbrances for Taxes on any of the assets of the Company or any of its Subsidiaries except for Taxes not yet due and payable or with respect to matters contested in good faith for which adequate reserves have been established.

     (d) No material federal, state, local or foreign audits or administrative proceedings are pending or, to the Company's knowledge, threatened, with regard to any Taxes or any Tax Return of the Company or any of its Subsidiaries.

     (e) No amount that could be received (whether in cash or property or the vesting of property) as a result of any of the Transactions by any employee, officer or director of the Company or any of its Affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan currently in effect could be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

     "Taxes" shall mean any and all taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, real or personal property, sales, withholding, social security, retirement, unemployment, occupation, use, goods and services, service use, license, value added, capital, net worth, payroll, profits, withholding, franchise, transfer and recording taxes, fees and charges, and any other taxes, assessments or similar charges imposed by the Internal Revenue Service (the "IRS") or any taxing authority (whether domestic or foreign including any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)) (a "Taxing Authority"), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments. "Tax Return" shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

     SECTION 3.16. Employee Benefit Plans. (a) Section 3.16 of the Disclosure Schedule lists (i) all material Benefit Plans currently maintained or contributed to by the Company or a Subsidiary thereof, and (ii) all material Multiemployer Plans. Copies of all material written Benefit Plans, and all summary plan descriptions, trust agreements, actuarial valuation reports and the most recent annual return and IRS determination letters related to Benefit Plans have been made available to each New Investor.

     (b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

          (i) each Benefit Plan has at all times been maintained and administered in all respects in accordance with its terms and with the requirements of all applicable law, including ERISA and the Code. Each Benefit Plan intended to qualify under Section 401(a) of the Code has been determined by the IRS to be qualified under Section 401(a) of the Code, and the Company knows of no fact or circumstance giving rise to a material likelihood that the IRS would revoke such determination;

          (ii) all required contributions to any Benefit Plans and Multiemployer Plans that are "defined benefit pension plans" required to be made by the Company or any Subsidiary in accordance Section 302 of ERISA or Section 412 of the Code within the last six years, have been timely made; within the last six years there has been no application for or waiver of the minimum funding standards imposed by Section 412 of the Code with respect to any Benefit Plan; and within the last six years no Benefit Plan has incurred any "accumulated funding deficiency" within the meaning of Section 302 of ERISA or Section 412 of the Code;

          (iii) no "reportable event" which is subject to Section 4043 of ERISA and for which the requirement of notice has not been waived by regulation by the PBGC has occurred with respect to any Benefit Plan or any single employer plan (within the meaning of Section 4001(a)(15) of ERISA) maintained by an ERISA Affiliate within the last six years;

          (iv) no liability has been incurred or is expected to be incurred by the Company or any Subsidiary thereof under Title IV of ERISA (other than PBGC premiums) with respect to any Benefit Plan or Multiemployer Plan, or, to the Company's knowledge, with respect to any other Plan presently or heretofore maintained or contributed to during the 5 year period prior to the Closing Date by any ERISA Affiliate;

          (v) with respect to each Multiemployer Plan, (i) no withdrawal liability (within the meaning of Section 4201(b) of ERISA) has been incurred by the Company or any ERISA Affiliate, and the Company has no reason to believe that any such withdrawal liability will be incurred, (ii) no such Multiemployer Plan is in "reorganization" (within the meaning of Section 4241 of ERISA), (iii) no notice has been received that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, or that such Multiemployer Plan is or may become "insolvent" (within the meaning of Section 4241 of ERISA), (iv) to the knowledge of the Company, no proceedings have been instituted by the PBGC against such Multiemployer Plan, (v) neither the Company nor any Subsidiary thereof has sold assets in a transaction intended to satisfy the requirements of Section 4204 of ERISA, and (vi) if the Company or any ERISA Affiliate were to have a complete or partial withdrawal under Section 4203 of ERISA as of the Closing Date, no withdrawal liability would exist on the part of the Company or any ERISA Affiliate;

          (vi) neither the Company nor, to the Company's knowledge, any ERISA Affiliate has incurred any liability for any tax imposed under Sections 4971 through 4980E of the Code or civil liability under Section 502(i) or
     (l) of ERISA;

          (vii) no Tax has been incurred under Section 511 of the Code with respect to any Benefit Plan (or trust or other funding vehicle pursuant thereto); and

          (viii) no action (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought or, to the knowledge of the Company, threatened against or with respect to any Benefit Plan and there are no facts or circumstances known to the Company or any Subsidiary thereof that could reasonably be expected to give rise to any such action.

     (c) Except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect, (i) all contributions required to be made by the Company or any Subsidiary with respect to a Foreign Plan have been timely made, (ii) each Foreign Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws and has been maintained, where required, in good standing with the applicable Governmental Authority, and (iii) neither the Company nor any Subsidiary has incurred any obligation in connection with the termination or withdrawal from any Foreign Plan. Section 3.16 of the Disclosure Schedule lists all material Foreign Plans that are defined benefit pension plans. Copies of the actuarial valuation reports or FAS 87 reports for such plans have been made available to the New Investor. For purposes hereof, the term "Foreign Plan" shall mean any plan, program, policy, arrangement or agreement maintained or contributed to by, or entered into with, the Company or any Subsidiary with respect to employees (or former employees) employed outside the United States.

     SECTION 3.17. Environmental Matters. (a) The Company and its business, operations and real properties are in compliance in all material respects with, and the Company has no material liability under, Environmental Law. The Company has obtained all material Environmental Permits currently required for the conduct of its business and operations, and the ownership, operation and use of its assets under Environmental Law. All such Environmental Permits are valid and in good standing.

     (b) (i) There is no material Environmental Claim pending or, to the knowledge of the Company, threatened, against the Company or relating to the real property or operations of the Company, and (ii) no Lien has been recorded under Environmental Law against any properties, assets or facilities owned, leased or operated by the Company.

     (c) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not affect the validity or require the transfer of any Environmental Permit held by the Company, and will not require any notification, disclosure, registration, reporting, filing, investigation or remediation under Environmental Law.

     (d) (i) No property or facility presently owned, leased or operated by the Company and (ii) to the knowledge of the Company, no property or facility formerly owned, leased or operated by the Company is currently listed or proposed for listing on the National Priorities List or the Comprehensive Environmental Response, Compensation, and Liability Information System, both promulgated under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

     (e) The Company is not obligated to perform any action or otherwise incur any expense under Environmental Law pursuant to any order, decree, judgment or agreement by which it is bound or has assumed by contract or agreement, in each case, which could reasonably be expected to result in material liability under Environmental Law or affect the operations of the Company in any material respect.

     SECTION 3.18. Antitakeover Statutes. Assuming the accuracy of the New Investor's representation contained in Section 4.10, the Company has taken all action necessary to exempt the sale of the Primary Shares to the New Investor, this Agreement and the Transactions from the restrictions on "business combinations" contained in Section 203 of the Delaware General Corporation Law, and, accordingly, neither the restrictions of such Section nor any other antitakeover or similar statute or regulation applies or purports to apply to any such Transactions.

     SECTION 3.19. Private Offering. Neither the Company nor anyone acting on behalf of the Company has offered the Primary Shares for sale to, or solicited offers to buy from, or otherwise approached or negotiated with, any individual or entity in connection with the sale of such securities other than a limited number of investors, including the New Investor. Assuming the accuracy of the New Investor's representations contained in Article 4 of this Agreement, the offer, issuance and delivery of the Primary Shares are, and the offer, issuance and delivery of the Converted Shares will be, exempt from registration under the 1933 Act, and all action required to be taken prior to the offer or sale of the Primary Shares has been taken under applicable state securities laws.

     SECTION 3.20. Existing Investor Agreements. The Existing Investor Agreements and the Transaction Documents to which the Company is a party are the only agreements between the Company or any of its Subsidiaries, on the one hand, and either Seller or its Affiliates, on the other hand.

     SECTION 3.21. Disclaimer of Other Representations and Warranties. The Company does not make, and has not made, any representations or warranties in connection with the Transactions other than those expressly set forth herein. It is understood that any data, any financial information or any memoranda or offering materials or presentations (including but not limited to the Information Memorandum dated September 2000, as the same may have been amended or supplemented) are not and shall not be deemed to be or to include representations or warranties of the Company. Except as expressly set forth herein, no Person has been authorized by the Company to make any representation or warranty relating to the Company or any Subsidiary thereof or their respective businesses, or otherwise in connection with the Transactions and, if made, such representation or warranty may not be relied upon as having been authorized by the Company.


                                    ARTICLE 4

               REPRESENTATIONS AND WARRANTIES OF THE NEW INVESTOR


     The New Investor represents and warrants to the Company that:

     SECTION 4.01. Existence and Power. The New Investor is a limited partnership duly formed, validly existing and in good standing under the laws of its jurisdiction of organization and has all limited partnership powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

     SECTION 4.02. Authorization. The execution, delivery and performance by the New Investor of this Agreement and the Secondary Share Purchase Agreement and the consummation by the New Investor of the Transactions are within the powers of the New Investor and have been duly authorized by all necessary limited partnership action. Each of this Agreement and the Secondary Share Purchase Agreement constitutes a valid and binding agreement of the New Investor.

     SECTION 4.03. Governmental Authorization. The execution, delivery and performance by the New Investor of this Agreement and the Secondary Share Purchase Agreement and the consummation by the New Investor of the Transactions require no action by or in respect of, or filing with, or notification or reporting to, any Governmental Authority, other than compliance with any applicable requirements of the HSR Act and of the Antitrust Laws of the foreign jurisdictions set forth on Section 3.03 of the Disclosure Schedule.

     SECTION 4.04. Non-contravention. The execution, delivery and performance by the New Investor of this Agreement and the Secondary Share Purchase Agreement and the consummation of the Transactions do not and will not (i) contravene, conflict with or result in any violation or breach of any provision of the limited partnership agreement or similar organizational documents, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree,
(iii) require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the New Investor is entitled under any provision of any agreement or other instrument binding upon the New Investor or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the New Investor or (iv) result in the creation or imposition of any Lien on any asset of the New Investor, except for such contraventions, conflicts and violations referred to in clause (ii) and for such failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (iii) and (iv) that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the New Investor.

     SECTION 4.05. Purchase for Investment. The Primary Shares are being acquired by the New Investor for its own account, not as a nominee or agent, for investment and not with a view to resale or distribution within the meaning of the 1933 Act, and the New Investor will not distribute the shares in violation or contravention of the 1933 Act. The New Investor is not aware of any facts or circumstances that contradict the representation of the Company in the first sentence of Section 3.19.

     SECTION 4.06. Restrictions on Transfer. The New Investor acknowledges that
(a) the Primary Shares will not be registered under the 1933 Act as of the Closing Date, (b) the Primary Shares will not be transferable unless so registered or unless an exception for such registration is applicable and (c) certificates representing the Primary Shares will bear a legend substantially in the following form:

         "THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, ASSIGNED OR OTHERWISE DISPOSED OF, AND NO TRANSFER OF THE SECURITIES MAY BE MADE BY THE COMPANY OR ITS TRANSFER AGENT, IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM."

     SECTION 4.07. Sophistication; Access to Information. (a) The New Investor and each member of the New Investor (i) is an "accredited investor" as defined in the 1933 Act and is financially able to purchase the Primary Shares, (ii) is fully capable of understanding the type of investment being made pursuant to this Agreement, and the risks involved in connection therewith, (iii) believes that the nature of the Primary Shares is consistent with its overall investment programs and financial position, (iv) recognizes that there are substantial risks involved in their purchase of the Primary Shares, (v) is capable of bearing the economic risk of its investment for an indefinite period of time and can afford a complete loss of its investment, (vi) has adequate means of providing for its current liquidity needs, (vii) has no need for liquidity of its investment, (viii) is not expecting any short term income from its investment and (ix) has no reason to anticipate any change in circumstances, financial or otherwise, which may cause or require any sale of the Primary Shares.

     (b) The New Investor has had the opportunity to ask questions of and receive answers from the Company's officers and directors concerning the terms and conditions of the (i) purchase and delivery of the Primary Shares and (ii) business and financial condition of the Company; and the New Investor has received to its satisfaction such additional information about the business and financial condition of the Company and the terms and conditions of the purchase and delivery of the Primary Shares as it has requested.

     SECTION 4.08. Disclosure Documents. None of the information provided by the New Investor for inclusion in the Company Proxy Statement or any amendment or supplement thereto, at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to the Company Shareholders and at the time the Company Shareholders vote on the Shareholder Matters, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     SECTION 4.09. Finders' Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the New Investor who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the Transactions.

     SECTION 4.10. Section 203. Neither the New Investor nor any of its "affiliates" or "associates" is or has been within the last three years an "interested stockholder" of the Company without the approval of the Board of Directors within the meaning of Section 203 of the Delaware General Corporation Law.

     SECTION 4.11. Financing. The New Investor has the funds available to consummate the purchase by it of the Primary Shares.

     SECTION 4.12. Disclaimer of Other Representations and Warranties. The New Investor does not make, nor has it made, any representations or warranties in connection with the Transactions other than those expressly set forth herein. Except as expressly set forth herein, no Person has been authorized by the New Investor to make any representation or warranty relating to itself or its business, or otherwise in connection with the Transactions and, if made, such representation or warranty may not be relied upon as having been authorized by the New Investor.


                                    ARTICLE 5

                            COVENANTS OF THE COMPANY


     The Company agrees that, except as set forth in the corresponding section or subsection of the Disclosure Schedule:

     SECTION 5.01. Conduct of the Company. Except as contemplated by this Agreement or as expressly agreed to in writing by the New Investor (which agreement shall not be unreasonably withheld), during the period from the date of this Agreement to the earlier of the Charter Amendment Effective Date and the End Date, the Company shall, and shall cause each of its Subsidiaries to, conduct its operations according to its ordinary and usual course of business and consistent with past practice and use commercially reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, advertisers, distributors and others having business dealings with them and to preserve goodwill. Without limiting the generality of the foregoing and except as (x) otherwise expressly provided in this Agreement or the other Transaction Documents or (y) required by law, prior to the earlier of the Charter Effective Amendment Date and the End Date, the Company shall not, and shall cause its Subsidiaries not to:

          (a) expend funds for capital expenditures that in the aggregate would cause total capital expenditures for the period from the Company Balance Sheet Date to the Closing Date to exceed $80.0 million;

          (b) sell, lease, license or otherwise dispose of any Subsidiary or any material amount of assets, securities or property of the Company and its Subsidiaries, taken as a whole, except pursuant to existing contracts or commitments or otherwise in the ordinary course consistent with past practice;

          (c) amend its certificate of incorporation, by-laws or equivalent organizational documents or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any Subsidiary of the Company; or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

          (d) except for issuances upon exercise of presently outstanding options and awards under any Plan, authorize for issuance, issue, deliver, sell or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), pledge or otherwise encumber any shares of its capital stock or the capital stock of any of its Subsidiaries, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents (including, without limitation, stock appreciation rights);

          (e) make or agree to make any acquisition of equity interest (whether through a purchase of stock, establishment of a joint venture or otherwise) or assets which is material to the Company and its Subsidiaries, taken as a whole, except for (i) purchases of inventory and supplies in the ordinary course of business, or (ii) pursuant to purchase orders entered into in the ordinary course of business;

          (f) settle or compromise any material litigation (whether or not commenced prior to the date of this Agreement) or settle, pay or compromise any claims not required to be paid, other than, in each case, in consultation and cooperation with the New Investor and, with respect to any such settlement, with the prior written consent of the New Investor (which consent shall not be unreasonably withheld);

          (g) (i) take any action that would make any representation and warranty of the Company hereunder inaccurate in any material respect at, or as of any time prior to, the Closing Date or (ii) omit to take any action necessary and reasonably available to the Company to prevent any such representation or warranty from being materially inaccurate in any respect at any such time;

          (h) incur, assume or guarantee any additional indebtedness other than
     (i) under the Credit Agreement in the ordinary course of business consistent with past practices to fund general corporate purposes, (ii) between the Company and its Sub-sidiaries or between two or more of the Company's Subsidiaries or (iii) trade payables in the ordinary course of business;

          (i) enter into any agreement or take any action in violation of the terms of this Agreement or any other Transaction Document; or

          (j) authorize, or commit or agree to take, any of the foregoing actions.

     SECTION 5.02. Access to Information. From the date of this Agreement until the Closing Date, the Company shall, and shall cause its Subsidiaries, and each of their respective officers, directors, employees, counsel, advisors and representatives (collectively, the "Company Representatives") to, give the New Investor and its members, managers, employees, counsel, advisors, representatives (collectively, the "New Investor Representatives") and representatives of co-investors identified by the New Investor reasonable access, upon reasonable notice and during normal business hours, to the offices and other facilities and to the books and records of the Company and its Subsidiaries and will cause the Company Representatives and the Company's Subsidiaries to furnish the New Investor and the New Investor Representatives and representatives of co-investors identified by the New Investor with such financial and operating data and such other information with respect to the business and operations of the Company and its Subsidiaries as the New Investor and representatives of co-investors identified by the New Investor may from time to time reasonably request. The New Investor for itself, and on behalf of the co-investors, agrees that any information furnished pursuant to this Section
5.02 shall be subject to the provisions of the letter agreement dated August 11, 2000 between Heartland and the Company (the "Confidentiality Agreement").

     SECTION 5.03. Shareholder Meeting; Proxy Material; Debt Consents. (a) The Company shall use its commercially reasonable efforts to cause the Charter Amendment Effective Date to occur as soon as reasonably practicable. In furtherance of the foregoing, the Company shall cause a meeting of the Company Shareholders (the "Company Shareholder Meeting") to be duly called and held as soon as reasonably practicable for the purpose of voting on the Shareholder Matters. Subject to Section 5.04, the Board of Directors shall recommend approval of the Transactions and adoption of this Agreement and the other Transaction Documents by the Company Shareholders. In connection with such meeting, the Company will (i) promptly prepare and file with the SEC, use commercially reasonable efforts to have cleared by the SEC and thereafter mail to the Company Shareholders as promptly as practicable the Company Proxy Statement and all other proxy materials for such meeting, (ii) promptly prepare and file with the SEC and thereafter mail to the Company Shareholders as promptly as practicable the information required to be provided on Schedule 14f-1 and related materials, (iii) subject to Section 5.04, use commercially reasonable efforts to obtain the necessary approvals by the Company Shareholders of the Shareholder Matters and
(iv) otherwise comply with all legal requirements applicable to such proxy material and such meeting.

     (b) The Company shall cooperate in seeking such modifications to the Credit Agreement and the Indenture as the New Investor shall request. The dealer manager/solicitation agent or dealer managers/solicitation agent for the consent solicitation in respect of the Indenture Amendments shall be selected by the New Investor and shall be reasonably acceptable to the Company and Sellers and engaged pursuant to documentation that is reasonably acceptable to the New Investor, the Company and the Sellers. The New Investor shall have the right to direct the strategy and manner in which the consent solicitation in respect of the Indenture is conducted and in which the Bank Amendments are sought, but only after consultation with the Company and Sellers. All costs and expenses incurred in connection with such consent solicitation and in seeking and securing such Bank Amendments shall be borne by the Collins & Aikman Products Co.

     SECTION 5.04. No Solicitation. (a) From the date of this Agreement until the Closing Date, the Company agrees that it will not, directly or indirectly through any officer, Subsidiary, Affiliate, director, employee, stockholder, representative, agent or other person, (i) seek, initiate, solicit or encourage any Person to make an Acquisition Proposal, (ii) engage in negotiations or discussions concerning an Acquisition Proposal with any person or group, (iii) disclose any non-public information relating to the Company or give access to the properties, employees, books or records of the Company or any of its subsidiaries to any person or group in connection with any Acquisition Proposal or (iv) approve or recommend or agree to approve or recommend any Acquisition Proposal; provided that nothing herein shall prevent the Board of Directors or a committee thereof from (A) furnishing information to any person that has made an Acquisition Proposal not solicited in violation of this paragraph or (B) subject to the other provisions of this paragraph, entering into or participating in discussions or negotiations concerning an Acquisition Proposal not solicited in violation of this paragraph so long as, in any case, (x) the Board of Directors or such committee shall have concluded in good faith (after receiving and considering the advice of its outside legal counsel) that failing to participate in such discussions or negotiations or furnishing such information would cause the Board of Directors or such committee to be in breach of its fiduciary duties to the Company Shareholders under applicable law, and (y) prior to participating in such discussions or negotiations or furnishing any such information, the Company and the party making such offer agrees to a confidentiality agreement on terms that are, in the aggregate, no less favorable to the Company than those of the Confidentiality Agreement (other than the standstill provisions thereof) and the New Investor is given concurrent or advance written notice thereof unless the Board of Directors or such committee shall have concluded in good faith, after receiving and considering the advice of its outside counsel, that doing so would cause it to be in breach of its fiduciary responsibilities to the Company Shareholders under applicable law. The Board of Directors or such committee may
(x) fail to make, withdraw or modify in a manner adverse to the New Investor its recommendation to its stockholders referred to in Section 5.03, (y) take and disclose to the Company Shareholders a position contemplated by Rule 14e-2 under the 1934 Act or otherwise complying with its disclosure obligations and/or (z) take any non-appealable, final action ordered to be taken by the Company by any court of competent jurisdiction, but in the case of clause (x) or (y) only if the Board of Directors or such committee determines, in good faith after consultation with outside legal counsel to the Company, that such action is consistent with the exercise of its fiduciary duties under applicable law.

     (b) The Company shall notify the New Investor in writing no later than the end of the next business day after receipt thereof of the receipt of any Acquisition Proposal (including a copy thereof if in writing), the terms and conditions of such Acquisition Proposal and the identity of the person making it. The Company also shall promptly notify the New Investor no later than the end of the next Business Day of any change to or modification of such Acquisition Proposal.

     (c) The Company shall, and shall cause its Subsidiaries and the advisors, employees and other agents of the Company and any of its Subsidiaries to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Acquisition Proposal and shall use commercially reasonable efforts to cause any such Party (or its agents or advisors) in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information.

     SECTION 5.05. Reports. During the period from the date of this Agreement to the Closing Date, the Company shall provide the New Investor with monthly financial statements in the existing reporting format (balance sheet, cash flow statement, income statement and, if available, notes thereto), broken out by operating unit, no later than the twentieth Business Day following the end of each calendar month following the date of this Agreement; provided that for calendar months that are also the end of a calendar quarter, the Company may provide such financial information to the New Investor on the same date such information is publicly released in accordance with the past practice of the Company.

     SECTION 5.06. Further Assurances. Following the Closing Date, the Company shall, and shall cause each of the Subsidiaries to, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably be requested by the New Investor, to confirm and assure the rights and obligations provided for in this Agreement and the other Transaction Documents and render effective the consummation of the transactions contemplated hereby and thereby.

     SECTION 5.07. Stock Exchange Listing. The Company shall use commercially reasonable efforts to cause the New Investor to receive assurance from the New York Stock Exchange in a form reasonably satisfactory to the New Investor that:
(a) in accordance with the rules of the New York Stock Exchange, all Treasury Shares and, when issued, all Converted Shares will be eligible for listing on the New York Stock Exchange; and (b) consummation of the Transactions will not cause any securities of the Company already listed on the New York Stock Exchange to lose their listing privileges.


                                    ARTICLE 6

                  COVENANTS OF THE NEW INVESTOR AND THE COMPANY


     The parties hereto agree that:

     SECTION 6.01. Commercially Reasonable Efforts. (a) Subject to the terms and conditions of this Agreement and to the fiduciary duties of the Board of Directors (as determined by such directors in good faith), the Company and the New Investor will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Transactions (including those contemplated by the Secondary Share Purchase Agreement). In furtherance and not in limitation of the foregoing, the New Investor and the Company agree to make, if required, an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within seven Business Days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. For the avoidance of doubt, notwithstanding any provision of this Agreement to the contrary, the Company shall not be required to make any significant change in the operations or activities of the business (or any material assets employed therein) of the Company or any of its Affiliates, including any divestiture of its businesses (or assets) or other extraordinary measures, in satisfaction of the HSR Act requirements.

     (b) In connection with the efforts referenced in Section 6.01(a) to obtain all requisite approvals and authorizations for the Transactions under any other Antitrust Law, the New Investor and the Company shall each use commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) keep the other party informed in all material respects of any material communication received by such party from, or given by such party to, the Federal Trade Commission (the "FTC"), the Antitrust Division of the Department of Justice (the "DOJ") or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions and (iii) permit the other party to review any material communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other Governmental Authority or, in connection with any proceeding by a private party, with any other Person.

     SECTION 6.02. Certain Filings. The Company and the New Investor shall cooperate with one another (i) in connection with the preparation of the Company Proxy Statement, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the Transactions and the achievement of the Charter Amendment Effective Date, and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Proxy Statement and seeking timely to obtain any such actions, consents, approvals or waivers.

     SECTION 6.03. Public Announcements. The New Investor and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement or the Transactions and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

     SECTION 6.04. Notices of Certain Events. From the date of this Agreement until the Closing Date, each of the Company and the New Investor shall promptly notify the other of:

          (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;

          (b) any notice or other communication from any Governmental Authority in connection with the Transactions;

          (c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.12 or 3.13, or that relate to or affect the consummation of the Transactions;

          (d) the occurrence or non-occurrence of any fact or event which would be reasonably likely:

               (i) to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date, or

               (ii) to cause any covenant, condition or agreement under this Agreement not to be complied with or satisfied; and

          (e) any failure of the Company or the New Investor, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that no such notification shall affect the representations or warranties of any party or the conditions to the obligations of any party hereunder.

     SECTION 6.05. Confidentiality. Prior to the Closing Date and after any termination of this Agreement, each of the New Investor and the Company will hold, and will use its reasonable best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, all confidential documents and information concerning the other party furnished to it or its Affiliates in connection with the Transactions in accordance with the terms of the Confidentiality Agreement.

     SECTION 6.06. Consummation of Agreement. Subject to the provisions of
Section 8.01 of this Agreement, each party hereto shall use all commercially reasonable efforts to fulfill and perform all conditions and obligations on its part to be fulfilled and performed under this Agreement and the other Transaction Documents to which it is a party, and to cause the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party to be fully carried out. Blackstone and Wasserstein are intended third party beneficiaries of this Section 6.06.

                                    ARTICLE 7

                         CONDITIONS TO THE TRANSACTIONS


     SECTION 7.01. Conditions to the Obligations of Each Party. The obligations of the Company and the New Investor to consummate the Transactions are subject to the satisfaction of the following conditions:

          (a) the sale of shares of Common Stock by the Sellers to the New Investor in accordance with the terms of the Secondary Share Purchase Agreement in the form attached hereto as Annex F shall be consummated simultaneously with the Closing;

          (b) any applicable waiting period under the HSR Act shall have expired or been terminated;

          (c) no court, arbitrator or Governmental Authority shall have issued any injunction, order or decree still in effect, and there shall not be in effect any statute, rule or regulation, restraining or prohibiting the consummation of the Transactions or the effective operation of any material portion of the business of the Company and its Subsidiaries after the Closing Date;

          (d) all actions by or in respect of, or filings with, any Governmental Authority required to permit the consummation of the Transactions, shall have been taken, made or obtained, except where the failure to take, make or obtain such actions or filings, individually or in the aggregate with all other such failures, would not be reasonably expected to have a Material Adverse Effect; and

          (e) all licenses, permits, qualifications, consents, waivers, approvals, authorizations or orders required to have been obtained or made by the Company in connection with the Transactions shall have been obtained and made by the Company, except where the failure to receive such licenses, permits, qualifications, consents, waivers, approvals, authorizations or orders, individually or in the aggregate with all other such failures, would not be reasonably expected to have a Material Adverse Effect (either before or after giving effect to the Transactions); and

          (f) the Company and Heartland shall have entered into a monitoring fee agreement (the "New Monitoring Agreement") in form and substance satisfactory to each of them providing for the payment to Heartland of an annual monitoring fee of $4.0 million.

     SECTION 7.02. Conditions to the Obligations of the New Investor. The obligations of the New Investor to consummate the Transactions are subject to the satisfaction of the following further conditions:

          (a) (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto shall be true without regard to any materiality qualifications, other than those failures to be true that would not have, individually or in the aggregate, a Material Adverse Effect, in each case at and as of the Closing Date (except as to such representations made as of a particular date, which shall be true as of such date) as if made at and as of such time and (iii) the New Investor shall have received a certificate signed by a duly authorized officer of the Company to the foregoing effect;

          (b) the Company, the Sellers and the New Investor (and any of its assigns pursuant to Section 9.05) shall have entered into the New Registration Rights Agreement and the New Master Shareholder Agreement, and such agreements shall be in full force and effect;

          (c) the Board of Directors shall consist of nine individuals, at least four of whom are designees of the New Investor;

          (d) each of the Existing Investor Agreements shall have been canceled pursuant to documentation in form and substance satisfactory to the New Investor;

          (e) each of the Indenture Parties shall have entered into a second supplemental indenture to the Indenture providing for the Indenture Amendments. By the terms of such second supplemental Indenture, the Indenture Amendments shall become effective without any further action by any person upon the Closing Date. The Indenture Amendments shall have been irrevocably consented to by the requisite Holders (as defined under the Indenture) of Notes for the second supplemental indenture containing the Indenture Amendments to be entered into by the Indenture Parties and to become effective in accordance with their terms under Article IX of the Indenture. The form and substance of the second supplemental indenture, insofar as the Indenture Amendments and any other changes requested by the Holders are concerned, shall be in form and substance satisfactory to the New Investor. The Consent Costs incurred in connection with obtaining the Indenture Amendments shall be reasonably acceptable to the New Investor based upon the estimates of the likely cost provided to the New Investor prior to the date hereof by the financial advisors to the New Investor and the financial advisors to the Sellers and the Company. It is a further condition to the obligations of the New Investor to consummate the Transactions that the Board of Directors shall have approved the form and substance of such second supplemental indenture and the related Consent Costs, as arranged by the New Investor; otherwise the New Investor may terminate this Agreement;

          (f) each of the Credit Agreement Parties shall have entered into an amendment and waiver to the Credit Agreement, in form and substance reasonably satisfactory to the New Investor, providing for the Bank Amendments. By the terms of such amendment and waiver, the Bank Amendments shall become effective without any further action by any person upon the Closing Date. The amendment and waiver shall have been irrevocably consented to by the requisite lenders under the Credit Agreement for it to become effective in accordance with its terms and the provisions of the Credit Agreement. The Consent Costs incurred in connection with obtaining the Bank Amendments shall be reasonably acceptable to the New Investor based upon the estimates of the likely cost provided to the New Investor prior to the date hereof by the financial advisors to the New Investor and the financial advisors to the Sellers and the Company. In addition, the New Investor shall be satisfied that the effect of the Bank Amendments will be to modify the documentation relating to the Master Lease Agreement and the Receivables Agreement and related documentation, including, without limitation, the receivables transfer agreement, to ensure that no default or, in the case of the receivables financing, no "Termination Event" or "Potential Termination Event" will arise as a result of the transactions contemplated hereby and by the Secondary Share Purchase Agreement. It is a further condition to the obligations of the New Investor to consummate the Transactions that the Board of Directors shall have approved the form and substance of the proposed Bank Amendments and the related Consent Costs, as arranged by the New Investor; otherwise the New Investor may terminate this Agreement;

          (g) the Certificate of Designations governing the Convertible Preferred Stock shall have been filed and become effective with the Secretary of State of the State of Delaware;

          (h) the Company shall have paid to Heartland a transaction fee in cash equal to $12.0 million (the "Transaction Fee"); and

          (i) there shall not have occurred and be continuing any Material Adverse Effect.

     SECTION 7.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transactions are subject to the satisfaction of the following further conditions:

          (a) (i) the New Investor shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of the New Investor contained in this Agreement and in any certificate or other writing delivered by the New Investor pursuant hereto that are qualified by materiality or material adverse effect shall be true, and all other such representations or warranties of the New Investor shall be true in all material respects, in each case at and as of the Closing Date as if made at and as of such time and (iii) the Company shall have received a certificate signed by a duly authorized manager of the New Investor to the foregoing effect;

          (b) each of the Indenture Parties shall have entered into a second supplemental indenture to the Indenture providing for the Indenture Amendments. By the terms of such second supplemental Indenture, the Indenture Amendments shall become effective without any further action by any person upon the Closing Date. The Indenture Amendments shall have been irrevocably consented to by the requisite Holders (as defined under the Indenture) of Notes for the second supplemental indenture containing the Indenture Amendments to be entered into by the Indenture Parties and to become effective in accordance with their terms under Article IX of the Indenture. The form and substance of such second supplemental indenture and the related Consent Costs, as arranged by the New Investor shall be satisfactory to the Board of Directors;

          (c) each of the Credit Agreement Parties shall have entered into an amendment and waiver to the Credit Agreement, in form and substance reasonably satisfactory to the New Investor, providing for the Bank Amendments. By the terms of such amendment and waiver, the Bank Amendments shall become effective upon the Closing Date. The amendment and waiver shall have been irrevocably consented to by the requisite lenders under the Credit Agreement for it to become effective in accordance with its terms and the provisions of the Credit Agreement. In addition, the Company shall be satisfied that the effect of the Bank Amendments will be to modify the documentation relating to the Master Lease Agreement and the Receivables Agreement and related documentation, including, without limitation, the receivables transfer agreement, to ensure that no default or, in the case of the receivables financing, no "Termination Event" or "Potential Termination Event" will arise as a result of the transactions contemplated hereby and by the Secondary Share Purchase Agreement. The form and substance of the proposed Bank Amendments and the related Consent Costs, as arranged by the New Investor, shall be satisfactory to the Board of Directors; and

          (d) the Company, the Sellers and the New Investor (and any of its assigns pursuant to Section 9.05) shall have entered into the New Master Shareholder Agree-ment and the Profit Participation Agreement, and such agreements shall be in full force and effect.


                                    ARTICLE 8

                                   TERMINATION


     SECTION 8.01. Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing Date:

          (a) by mutual written agreement of the Company and the New Investor;

          (b) by either the Company or the New Investor, if:

               (i) the Closing has not occurred on or before May 31, 2001 or if the Closing has occurred, the Charter Amendment Effective Date has not occurred on or before August 31, 2001 (as applicable, the "End Date"), provided that the right to terminate this Agreement pursuant to this
          Section 8.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Transactions to be consummated by such time; or

               (ii) there shall be any law or regulation that makes consummation of the Transactions illegal or otherwise prohibited or any judgment, injunction, order or decree of any Governmental Authority having competent jurisdiction enjoining the Company or the New Investor from consummating the Transactions is entered and such judgment, injunction, order or decree shall have become final and nonappealable;

          (c) by the New Investor, (i) if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause any condition set forth in clauses (a), (b) and (d) in Section 7.02 not to be satisfied, and such condition is incapable of being satisfied by the End Date or (ii) as provided in the last sentence of clauses (e) and (f) of
     Section 7.02;

          (d) by either the Company or the New Investor, if the Secondary Share Purchase Agreement has been terminated;

          (e) by the Company, if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the New Investor set forth in this

     Agreement shall have occurred that would cause the condition set forth in
     Section 7.03(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date; or

          (f) by the Company, if the Board of Directors or a committee thereof, at any time shall have concluded in good faith (after receiving and considering the advice of its legal and financial advisors and after taking into account all legal, financial, regulatory and other aspects of an Acquisition Proposal and the person making the Acquisition Proposal) that, if consummated, the Acquisition Proposal would result in a transaction more favorable to the stockholders of the Company than the transaction contemplated by this Agreement.

     The party desiring to terminate this Agreement pursuant to this Section
8.01 (other than pursuant to Section 8.01(a)) shall give notice of such termination to the other party.

     SECTION 8.02. Effect of Termination. (a) If this Agreement is terminated pursuant to Section 8.01, this Agreement shall become void and of no effect with no liability on the part of any party (or any stockholder, member, manager, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided that, if such termination shall result from the willful (i) failure of either party to fulfill a condition to the performance of the obligations of the other party or (ii) failure of either party to perform a covenant hereof, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure. The provisions of the last sentence of Section 5.02 and Sections 6.05, 9.04, 9.06, 9.07, 9.08 and this Section 8.02 shall survive any termination hereof pursuant to Section 8.01.

     (b) If (i) either (A) this Agreement is terminated pursuant to Section 8.01(f) or (B) there has been a bona fide Acquisition Proposal and this Agreement is terminated pursuant to Section 8.01(b)(i) and (ii) the Company consummates or enters into a definitive agreement to consummate a transaction or series of related or unrelated transactions (other than an underwritten public offering) on or prior to the first anniversary of the termination (x) pursuant to which the Company issues for cash Common Stock in amount equal to or greater than 10% of the Common Stock outstanding immediately prior to such transaction or transactions, or (y) described in the definition of Acquisition Proposal (but substituting 50% for the percentages set forth therein), then the Company shall pay to the New Investor an amount in cash equal to 2.5% of the value of the shares sold or 2.5% of the value of the acquisition transaction, as applicable (not to exceed $3.125 million in the case of an acquisition).

                                    ARTICLE 9

                                  MISCELLANEOUS


     SECTION 9.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

                  if to Heartland, to:

                           Heartland Industrial Partners, L.P.
                           55 Railroad Avenue, 1st Floor
                           Greenwich, Connecticut  06830
                           Fax:     (203) 861-2722
                           Attn:    David A. Stockman

                  with a copy to:

                           Cahill Gordon & Reindel
                           80 Pine Street
                           New York, New York  10005
                           Fax:     (212) 269-5420
                           Attn:    W. Leslie Duffy, Esq.
                                    Jonathan A. Schaffzin, Esq.

                  if to the Company, to:

                           Collins & Aikman Corporation
                           5755 New King Court
                           Troy, Michigan  48098
                           Fax:     (248) 824-1512
                           Attn:    Thomas E. Evans, CEO

                           and

                           Fax:     (248) 824-1882
                           Attn:    Ronald T. Lindsay, General Counsel
                  with copies to:

                           Morris, Nichols, Arsht & Tunnell
                           1201 N. Market Street
                           18th Floor
                           Wilmington, Delaware  19899-1347
                           Fax:     (302) 658-3989
                           Attn:    Martin P. Tully, Esq.

                           Hughes Hubbard & Reed LLP
                           One Battery Park Plaza
                           New York, New York  10004
                           Fax:     (212) 422-4726
                           Attn:    Thomas G. Schueller, Esq.

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m., and such day is a Business Day. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day.

     SECTION 9.02. Survival of Representations and Warranties. The representations and warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Closing Date, except for the agreements set forth in the last sentence of
Section 5.02 and Sections 5.01, 5.03(a), 5.06, 5.07, 6.02, 6.05, 6.06, 9.04,
9.06, 9.07 and 9.08.

     SECTION 9.03. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Closing Date if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective, provided that, after the adoption of this Agreement by the Company's shareholders and without their further approval, no such amendment or waiver shall reduce the amount or change the kind of consideration to be received in exchange for any shares of capital stock of the Company.

     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     SECTION 9.04. Expenses. The Company will reimburse the New Investor for (a) all of its costs and expenses incurred prior to the date hereof in connection with the Transactions up to a maximum of $500,000, and (b) all of its costs and expenses incurred on and after the date hereof in connection with the Transactions (other than, in the case of either clause (a) or (b), internal costs and expenses of the New Investor), unless in any case the Transactions do not close solely due to a termination by the Company pursuant to Section 8.01(e), which costs and expenses shall be payable upon the earlier of the Closing and the termination of this Agreement.

     SECTION 9.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that the New Investor may assign its rights under this Agreement without the consent of any other party so long as
(i) the New Investor is not relieved of its obligations hereunder, (ii) any assignee of the New Investor makes the representations and warranties to the Company in writing set forth in Article IV mutatis mutandis, and (iii) upon the purchase of the Primary Shares at the Closing, Heartland and its affiliates will beneficially own a majority of the shares of Common Stock (assuming conversion of the Convertible Preferred Shares) to be purchased hereunder and under the Secondary Share Purchase Agreement. Any assignment in violation of this Agreement shall be null and void.

     SECTION 9.06. Governing Law. The validity, construction and effect of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law of such state.

     SECTION 9.07. Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions shall be brought in the United States District Court for the Southern District of New York or any New York state court sitting in New York City, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the ju-risdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9.01 shall be deemed effective service of process on such party.

     SECTION 9.08. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

     SECTION 9.09. Counterparts; Effectiveness; Third Parties. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Except as provided in Section 6.06, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

     SECTION 9.10. Entire Agreement. This Agreement, the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. Exhibits referred to herein are incorporated by reference herein and shall constitute a part of this Agreement.

     SECTION 9.11. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

     SECTION 9.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the Transactions be consummated as originally contemplated to the fullest extent possible.

     SECTION 9.13. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the United States District Court for the Southern District of New York or any New York state court sitting in New York City, in addition to any other remedy to which they are entitled at law or in equity.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                          COLLINS & AIKMAN CORPORATION


                          By:    /s/  Thomas E. Evans
                                 -----------------------------------------------
                                 Name:  Thomas E. Evans
                                 Title:    Chairman and Chief Executive
                                              Officer


                          HEARTLAND INDUSTRIAL PARTNERS, L.P.

                          By: Heartland Industrial Associates L.L.C., its general partner


                          By:    /s/  Daniel P. Tredwell
                                 -----------------------------------------------
                                 Name:  Daniel P. Tredwell
                                  Title: Member

                                                                         Annex A



                 Terms of Non-Voting Convertible Preferred Stock


Number of Shares:              1,000,000 shares of Non-Voting Convertible
                               Preferred Stock, par value $0.01 per share, (the
                               "Convertible Preferred Shares") of Collins &
                               Aikman Corporation (the "Company").

Liquidation Preference:        $0.01 per share.

Voting Rights:                 Non-voting.

Conversion:                    Each Convertible Preferred Share will be
                               convertible into 16.4 shares of Common Stock, par value $0.01 per share (the "Common Stock"), of the Company upon the occurrence of the Charter
                               Effective Amendment Date (as defined in this
                               Agreement).

Redemption:                    None.

Dividends:                     Non-cumulative participating dividend.

Anti-dilution Protection:      Customary.